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                                                                   EXHIBIT 10.45


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), is made and entered into this 9th day of September, 2003, by and between John T. Kernan (hereinafter referred to as the "Consultant"), an individual residing at 560 San Gorgonio Street, San Diego, California 92106, and PLATO Learning, Inc., a Delaware corporation (hereinafter referred to as "Company").

                                   WITNESSETH

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), dated as of September 9, 2003, among the Company, LSPN Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Lightspan, Inc., a Delaware corporation ("Lightspan"), pursuant to which the parties thereto have agreed to merge (the "Merger") Merger Sub with and into Lightspan, with Lightspan as the surviving entity. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Merger Agreement;

                  WHEREAS, Lightspan and the Consultant had previously entered into an Employment Agreement dated as of March 1, 2001 (the "Prior Agreement");

                  WHEREAS, the Prior Agreement shall terminate upon consummation of the Merger;

                  WHEREAS, the execution and delivery of this Agreement by the Consultant and the Company are conditions precedent to the obligations of the parties to the Merger Agreement;

                  WHEREAS, the election of the Consultant to the Board of Directors of the Company is a condition precedent to the obligations of the parties to the Merger Agreement;

                  WHEREAS, the Company desires to retain the services of the Consultant following the Merger and the Consultant desires to provide consulting services to the Company following the Merger on the terms provided herein;

                  WHEREAS, the Company is acquiring Lightspan pursuant to the Merger in accordance with the terms and conditions of the Merger Agreement;

                  WHEREAS, by virtue of the Consultant's being a shareholder of and currently employed by Lightspan, the Consultant continuing to provide consulting services to the Company, and the Consultant's position after the merger as a director of the Company, the Consultant is familiar with confidential and proprietary information and will obtain and become familiar with certain additional confidential and proprietary information relating to the Company and its subsidiaries (including Lightspan) and its business and assets;

                  WHEREAS, because the Consultant will sell all his shares of Lightspan in the Merger to the Company, the Company desires by this Agreement to protect the goodwill and all proprietary rights and information of the Company and its subsidiaries (including Lightspan).

                  NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.00 - CONSULTING SERVICES

         1.01 CONSULTING ARRANGEMENT. The Company shall hereby retain the consulting services of the Consultant to advise the Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth and the Consultant accepts such engagement to provide consulting services and agrees to abide by the terms and conditions hereof.

         1.02 SERVICES.

                  A. SERVICES RENDERED TO THE COMPANY. The Consultant shall render such services as may reasonably be requested from time to time by the Chief Executive Officer of the Company for the period and upon the terms and conditions set forth in this Agreement. The Consultant's services shall consist of (i) assisting the Company in the transition of the business of Lightspan to a new management structure following the Merger, (ii) assisting with investor and customer meetings and (iii) assisting with the ongoing relationships with the Lightspan's major business partners. Such consulting services will be provided upon reasonable advance notice from the Company's Chief Executive Officer, at such times and locations as the Company's Chief Executive Officer shall reasonably request.

                  B. PERFORMANCE OF SERVICES. The Consultant shall serve the Company and Lightspan faithfully and to the best of his ability during the Term (as hereafter defined). The Consultant hereby confirms that he is under no contractual commitments inconsistent with the obligations set forth in this Agreement and that, during the Term, he will not render or perform services, or enter into any contract to do so, for any other Person (as hereafter defined) which are inconsistent with the provisions of this Agreement. For purposes hereof, the term "Person" shall mean an individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising legislative, judicial, regulatory or administrative functions of government.

ARTICLE 2.00 - TERM

         2.01 The Company hereby retains the Consultant's services hereunder for an initial term commencing on the date of the consummation of the Merger and ending on the second anniversary of the date of the consummation of the Merger, unless this Agreement is otherwise terminated earlier in accordance with the terms hereof and upon such earlier termination, the Consultant is no longer entitled to his Consulting Fee or any other compensation or benefits, in which case the term shall end on the date of such termination of this Agreement (the "Initial Term"). The Initial Term may be extended upon mutual agreement in writing of the parties hereto (the "Additional Term;" together with the Initial Term, the "Term"), in each case subject to earlier termination of this Agreement as hereafter specified.

         2.02 This Agreement shall not be effective until the Effective Time (as defined in the Merger Agreement). In the event the Merger Agreement is terminated for any reason prior to the Effective Time, this Agreement shall be null and void without limitation with no continuing obligations from either party to the other.

ARTICLE 3.00 - COMPENSATION

         3.01 CONSULTING FEE. During the Term of this Agreement, and subject to the provisions contained herein, Company shall pay the Consultant for all consulting services to be rendered by the Consultant pursuant to this Agreement an annual consulting fee in the amount of $416,348.00 (the "Consulting Fee"). The Consulting Fee shall be payable in equal installments every two (2) weeks or at such other intervals that the Consultant and the Company shall mutually agree. The Consulting Fee for any partial month during the term hereof shall be paid on a pro rata basis based upon the actual number of days elapsed during such partial month.

         3.02 BENEFITS. If, effective from the date the Consultant would otherwise lose his medical and dental coverage from Lightspan as a result of his termination of employment with Troy on the date of consummation of the Merger, the Consultant chooses continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA Continuation Coverage") the Company will subsidize the Consultant's COBRA Continuation Coverage to the extent necessary to ensure that, during the Term, the Consultant will be responsible for paying no more to maintain that medical or dental COBRA Continuation Coverage than he would have had to pay as an active employee of Lightspan immediately prior to the Merger for the type of medical or dental coverage he is receiving as COBRA Continuation Coverage. If, immediately following termination of his COBRA Continuation Coverage, the Consultant begins to receive medical or dental continuation coverage under a state continuation coverage law ("State Continuation Coverage") then the Company will subsidize that State Continuation coverage in the same manner as it subsidized the Consultant's COBRA Continuation Coverage. If the maximum periods of both of the Consultant's COBRA Continuation Coverage and State Continuation Coverage end during the Term, then, for the remainder of the Term, Company will reimburse the Consultant for premiums for medical and/or dental coverage (whichever he was receiving under this Section 3.02) that is no less comprehensive overall than the coverage the Consultant was receiving immediately before the continuation coverage period ended. The Consultant will be responsible for paying a portion of the premium(s) for coverage provided under the previous sentence equal to the dollar amount he would have had to pay as an active employee of Lightspan immediately prior to the Merger. Notwithstanding any other provision of this
Section 3.02, if the Consultant's medical or dental COBRA Continuation Coverage or State Continuation coverage ends before the maximum period provided by law because the Consultant (i) becomes covered by another group health plan or (ii) fails to pay his portion of the premium for continuation coverage, the Company will have no further obligation to provide coverage to Consultant of the sort (medical or dental) that ended before the end of the maximum continuation coverage period.




                                      -3-
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         3.03 EXPENSE REIMBURSEMENT. During the Term, in accordance with the
Company's policies established from time to time, the Company will pay or reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his consulting services under this Agreement, subject to the presentment of appropriate vouchers and expense reports provided that any expense over $1,000 is approved in advance by the Chief Executive Officer of the Company.

         3.04 MERGER. If the Merger Agreement is terminated for any reason prior to the Effective Time, the Consultant shall not be entitled to any Consulting Fees or benefits hereunder, without limitation.

         3.05 DIRECTOR COMPENSATION. In addition to the foregoing, for so long as the Consultant serves on the Company's Board of Directors, Company shall provide the Consultant with such compensation, reimbursements and/or option grants as may be made available to other non-employee directors of the Company from time to time.

ARTICLE 4.00 - COMPENSATION UPON THE TERMINATION OF THE CONSULTANT'S SERVICES

         4.01 If prior to the end of the Term the Consultant's services hereunder are terminated:

                  A. by the Company for any reason other than pursuant to
Section 6.01, or by the Consultant for Good Reason (as hereafter defined), the Consultant shall continue to be paid the Consulting Fee and shall continue to receive any other compensation or benefits described in Section 3 to the same extent the Consultant would have been entitled thereto for the remainder of the Term, subject to the terms herein, had this Agreement not been terminated; or

                  B. by the Consultant for any reason other than for Good Reason or by the Company pursuant to Section 6.01, the Consultant shall not be entitled to his Consulting Fee for the remainder of the Term, or any other compensation or benefits, subject to the terms herein.

         4.02 A termination shall be deemed to be for "Good Reason" if (i) it follows a material breach of this Agreement by the Company which is not curable, or if curable, is not cured within 20 days of written notice by the Consultant (provided, that any such notice also must include a statement that failure to cure any such breach may result in a termination by the Consultant of his services for Good Reason) or (ii) the Board of Directors of the Company otherwise determines that such termination is for "Good Reason" under the circumstances then prevailing.

ARTICLE 5.00 - COVENANTS

         5.01 COVENANT NOT TO COMPETE.

                  A. The Consultant acknowledges that the Company and its subsidiaries are engaged in highly competitive businesses and have a compelling business interest in preventing unauthorized use or disclosure of Confidential Information, that the Company and its subsidiaries have highly valuable and long-term customer relationships which they have a legitimate interest in protecting, and that the Consultant has had and may continue to have access to those customers and has had and will have access to


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         Confidential Information. Accordingly, the Consultant agrees that, during the Non-Compete Period (as defined below), he shall not engage or participate in any business which involves the development or sale of educational software products which are the same in scope, sequence or title to the products of the Company and its subsidiaries (including Lightspan), including, where such business is conducted in a geographic area in which the Company's and its subsidiaries' business is conducted; provided, however, that ownership by the Consultant, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.01.

                  B. "Non-Compete Period" means the period commencing with the Effective Time and ending at the later of (a) the last day of the Term and (b) the end of the Consultant's tenure on the Company's Board of Directors.

                  C. The Consultant further agrees that during the Non-Compete Period, he will not, directly or indirectly, knowingly assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this
         Section 5.01 if such activity were carried out by the Consultant, either directly or indirectly, and in particular the Consultant agrees that he will not, directly or indirectly, knowingly induce or assist any employee or former employee of the Company or any of its subsidiaries (including Lightspan) to carry out, directly or indirectly, any such activity.

         5.02     COVENANT FOR PROTECTION OF PROPRIETARY INFORMATION.

                  A. The Consultant recognizes and acknowledges that: (a) in the course of the Consultant's employment by Lightspan he has obtained Confidential Information (as hereafter defined) and that in the course of his providing consulting services hereunder he will acquire additional Confidential Information; (b) the Confidential Information is the property of the Company and its subsidiaries; (c) the unauthorized use, misappropriation or disclosure of the Confidential Information could cause irreparable injury to the Company; and (d) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that the Consultant not disclose the Confidential Information to others or use the Confidential Information to the Consultant's own advantage or the advantage of others or in any way to disadvantage the Company. "Confidential Information" means information, whether or not reduced to writing, and whether in paper, electronic, digital, analog or other format, relating to the past, present or planned business of the Company and its subsidiaries (including Lightspan), which has not been made generally known to the public or the industry by the Company or its subsidiaries (including Lightspan), including, without limitation, trade secrets, know-how, inventions, new product and product development information, research results, marketing and sales programs, customer and supplier information, financial data, employee records, cost information, pricing information, sales and marketing strategies, business systems, computer systems, software, software systems and techniques, the identity of customers, all information


                                      -5-
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         received under an obligation of confidentiality to customers, and all information generated for customers.

                  B. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Consultant agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company's Board of Directors, use for the Consultant's own benefit or purposes or misappropriate or disclose or make available to any Person for use outside the Company's organization at any time, either while providing consulting service to the Company or subsequent to the termination of his consulting service with the Company, for any reason, including, without limitation, termination by the Company for cause or without cause, any of the Confidential Information or any copy, notes or item embodying Confidential Information, whether or not developed by the Consultant, except (a) as required in the performance of the Consultant's consulting services and as authorized by the Company and (b) to the extent that such information (i) is or becomes generally available to the public or the industry other than as a result of a disclosure by the Consultant in violation of this Agreement, or (ii) is required to be disclosed pursuant to a court order or other legal process (provided the Consultant gives the Company notice of such obligation promptly after the Consultant receives notice of such obligation and prior to any disclosure pursuant to such obligation, to the extent practicable, affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation). The Consultant agrees that his obligations with respect to Confidential Information shall continue even after the end of the Term with the Company.

                  C. ACKNOWLEDGMENT. The Consultant acknowledges and agrees that the restrictions set forth in this Article 5 are reasonable in scope and essential to the preservation of the Company's business and proprietary interests and that enforcement of these restrictions will not cause the Consultant any hardship, and because of the Consultant's background and experience, will not in any manner preclude the Consultant, in the event of a termination of this Agreement, from becoming gainfully employed in such a manner and to such an extent as will provide a standard of living for himself and the members of his family of at least the sort and fashion to which he and they have become accustomed.

                  D. SEPARATE AGREEMENT. The covenants of the Consultant contained in this Article 5 shall each be construed independently of any other provision in this Agreement, and the existence of any claim or cause of action of the Consultant against Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. These covenants may be enforced by specific performance or any available legal or equitable remedy, including, but not limited to, temporary restraining orders or preliminary and permanent injunctions, and the Company and its affiliated corporations shall be entitled to recover from the Consultant all court costs and reasonable attorney's fees incurred in enforcing these covenants. The remedies hereunder shall not be exclusive of each other, but shall be cumulative.




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         5.03 AGREEMENT NOT TO SOLICIT BUSINESS RELATIONS. The Consultant agrees that, during the Term and Non-Compete Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any supplier, licensor, licensee or other business relation of the Company or any of its subsidiaries (including Lightspan), including, without limitation, other Persons with whom the Company or any of its subsidiaries (including Lightspan) has contractual or other arrangements to provide services for the Company or any of its subsidiaries (including Lightspan), for the purpose of inducing such party to cease or to not begin doing business with the Company or any of its subsidiaries (including Lightspan) or to do business competitive with that conducted by the Company or any of its subsidiaries (including Lightspan) with any other Person.

         5.04 AGREEMENT NOT TO SOLICIT EMPLOYEES. The Consultant agrees that, during the Non-Compete Period, he will not, either directly or indirectly, on his own or in the service or on behalf of others solicit, divert or hire, or attempt to solicit, divert or hire any Person employed by the Company or any of its subsidiaries (including Lightspan).

ARTICLE 6.00 - TERMINATION

         6.01 GROUNDS FOR TERMINATION. This Agreement shall terminate prior to the expiration of the Term set forth in Article 2 in the event that at any time during the Term:

                  A. the Consultant shall die, or

                  B. the Board of Directors of the Company shall determine, in good faith, that Cause exists. "Cause" shall mean any of the following:
         (A) embezzlement, fraud, misappropriation or dishonesty by the Consultant against or with respect to the Company or any of its subsidiaries (including Lightspan) that materially impairs the goodwill or business of that Company or any of its subsidiaries (including Lightspan), or that causes material damage to the property, goodwill or business of the Company or any of its subsidiaries (including Lightspan); (B) the Consultant's engaging in willful misconduct in the performance of the Consultant's consulting services; or (C) the breach by the Consultant of any provision of this Agreement, which breach or failure is not cured by the Consultant after reasonable prior written notice (provided, that any such notice also must include a statement that failure to cure any such breach or failure may result in the termination by the Company of this Agreement for Cause) or is not capable of being cured; or

                  C. the Company and the Consultant mutually agree.

Notwithstanding any termination of this Agreement pursuant to this Article 6, each party shall remain bound following any such termination by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the services of the Consultant. In addition, no termination of this Agreement pursuant to this
Article 6 shall be deemed to release either party from any liability for any breach by such party of the terms and conditions of this Agreement.

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ARTICLE 7.00 - INDEPENDENT CONTRACTOR

         7.01 INDEPENDENT CONTRACTOR. The Consultant shall, for purposes of this Agreement, be an independent contractor of Company and not an employee thereof and, notwithstanding any determination by the Internal Revenue Service that the Consultant is an employee, the Consultant shall be responsible to pay all taxes as if he were an independent contractor (or to reimburse Company if Company is required to pay such amounts on behalf of the Consultant).

ARTICLE 8.00 - GENERAL MATTERS

         8.01 CONFLICT. The Consultant represents and warrants to Company that he has not executed any written agreement with any other Person that would prohibit the Consultant from entering into this Agreement. Further, the Consultant represents and warrants to Company that the execution of this Agreement by the Consultant and his services rendered to Company pursuant to this Agreement will not conflict with any obligations or duties which the Consultant may have to prior employers or pursuant to any other agreement.

         8.02 NON-DISCLOSURE OF AGREEMENT. The Consultant and the Company agree that, during the term of this Agreement and after the termination of this Agreement, neither shall disclose the terms and provisions of this Agreement to any Person other than their professional advisors, and in the case of the Company, other than to its affiliates, except in connection with a dispute hereunder, or as required in connection with a proceeding before a court, arbitrator, administrative agency or other governmental or judicial entity or as otherwise required by law.

         8.03 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Consultant, assign its rights and delegate its obligations under this Agreement to any Person (a) with or into which the Company merges or consolidates, (b) to which the Company sells or transfers all or substantially all of its assets or (c) of which fifty percent (50%) or more of the equity investment and the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.

         8.04 INJUNCTIVE RELIEF. Each party agrees that it would be difficult to compensate the other party fully for damages for any violation of the provisions of this Agreement, including without limitation, the provisions of Articles 3 and 5. Accordingly, each party specifically agrees that the other party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of either party to claim and recover damages in addition to injunctive relief.

         8.05 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

         8.06 PRIOR AGREEMENTS. This Agreement, at the Effective Time, shall contain the entire agreement of the parties relating to the subject matter hereof and shall at such time


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supersede all prior agreements, including the Prior Agreement, and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         8.07 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

         8.08 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         8.09 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of those that are valid and enforceable under applicable law, then the provision shall be construed to cover only that duration, or extent or activities, which may validly and enforceably be covered. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         8.10 NOTICE.

                  A. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (i) if given by telecopier, when they have been transmitted and the appropriate telephonic confirmation have been received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, and (ii) if given by certified or registered mail, return receipt requested, postage prepaid, upon actual delivery or refusal of delivery as evidenced by the return receipt, and (iii) if given by courier or other means, when received or personally delivered (or when delivery is refused, if applicable), and, in any such case, addressed as follows:

                           (1)      if to the Consultant to,

                                    John T. Kernan
                                    560 San Gorgonio Street
                                    San Diego, California  92106




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
                           (2)      if to the Company,

                                    PLATO Learning, Inc.
                                    10801 Nesbit Avenue South
                                    Bloomington, Minnesota 55437
                                    Attention:  Chief Executive Officer


                  B. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         8.11 THE CONSULTANT ACKNOWLEDGMENT. The Consultant hereby acknowledges that (a) the Company has advised him to consult with an attorney prior to the execution of this Agreement, (b) he has read this Agreement, (c) he fully understands the terms of this Agreement, (d) he has executed this Agreement voluntarily and without coercion, whether express or implied and (e) this Agreement shall not be effective until the Effective Time of the Merger.

                            [signature page follows]



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The parties hereby execute this Consulting Agreement on the day and year first written above.


                                            PLATO LEARNING, INC.

                                            By:
                                                   -------------------------

                                            Name:
                                                   -------------------------
                                            Title:
                                                   -------------------------


                                            CONSULTANT:

                                            --------------------------------
                                            John T. Kernan